Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Columbia Financial, Inc.:

We consent to the use of our report dated December 5, 2017 with respect to the consolidated balance sheets of Columbia Financial, Inc. and Subsidiaries as of September 30, 2017 and 2016, and the related consolidated statements of income, comprehensive income (loss), changes in stockholder’s equity, and cash flows for the years then ended included herein and to the references to our firm under the headings “Material Income Tax Consequences”, “Legal and Tax Opinions” and “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey
January 29, 2018